Exhibit 10.8

Orion Energy Systems, Inc.
Non-Employee Director Compensation Plan
Updated and Effective May13, 2015

1. Annual cash retainer:	$40,000 (cash or stock)[1] ($10,000 paid quarterly)
2. Board meeting fee:	None
3. Committee meeting fee:	None
4. Annual restricted stock grant:	$45,000 grant date fair market value (option to accept tandem restricted stock (60%) and restricted cash (40%))[2]
5. Annual Chairman retainer:	$40,000 (cash or stock)[1]
6. Annual Ad Hoc Litigation Committee Chair retainer:	$20,000 (cash or stock)[1]
7. Annual Audit Committee Chairman retainer:	$30,000 (cash or stock)[1]
8. Annual Compensation Committee Chair retainer:	$20,000 (cash or stock)[1]
9. Annual Governance Committee Chair retainer:	$10,000 (cash or stock) [1]
10. Reimburse out-of-pocket expenses:	Yes
11. Non-Employee Director Early Retirement Plan
a. Upon the recommendation of the Compensation Committee and the approval of the Board of Directors, any non-employee director who voluntarily retires from the Board prior to the end of his or her stated term or who voluntarily decides not to stand for re-election at the end of his or her stated term will be entitled to continued vesting of up to all of his or her then outstanding unvested restricted stock and options on the dates when such vesting would otherwise occur if such director remained on the Board on such dates, subject to such additional terms and conditions, if any, as may be determined necessary or appropriate by the Compensation Committee and the Board of Directors.
b. Upon the recommendation of the Compensation Committee and approval by the Board of Directors, any non-employee director who voluntarily retires from the Board prior to the end of his or her stated term or who voluntarily decides not to stand for re-election at the end of his or her stated term will be entitled to receive a services fee of $200 per hour for any time spent at the request of the Company on Company-related matters, plus reimbursement for all out-of-pocket expenses, subject to such additional terms and conditions, if any, as may be determined necessary or appropriate by the Compensation Committee and the Board of Directors.

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1 Form of compensation to be chosen by each individual prior to each fiscal year. Number of shares to be issued on third business day after release of annual (or quarterly, in case of quarterly retainer payments) earnings announcement based on closing price on such date.
2 Annual restricted stock grant on third business day after annual earnings announcement with the number of restricted shares equal to dollar amount divided by the closing sale price on such date - vest 1/3 each year on the anniversary of the date of grant. Each director shall have the option to elect the award 60% in restricted stock and 40% in restricted cash with each vesting 1/3 each year on the anniversary of the date of grant or in all restricted stock on the same vesting schedule. The election to accept the award in 60% restricted stock and 40% restricted cash must be conveyed to the Company by the director prior to the grant date.

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